Exhibit 99.3

Summary Historical Consolidated Financial Data

The following consolidated financial information for the years ended December 31, 2007, 2008 and 2009 is derived from our audited consolidated financial statements included in this offering memorandum. The following consolidated financial information as of March 31, 2010 and for the three month periods ended March 31, 2009 and 2010 has been derived from our unaudited consolidated financial statements included in this offering memorandum. The financial information as of March 31, 2010 and for the three month periods ended March 31, 2009 and 2010 include, in management’s opinion, all adjustments necessary for the fair presentation of our financial position as of such date and our results of operations for such periods and may not be indicative of results to be expected for the full year.

We have not included any financial data for any periods prior to those listed above because we did not generate revenue or have significant operations prior to February 2009, when we deployed our first jackup rig. Prior to June 2008, when we completed the acquisition of the issuer and our merger with our predecessor, Vantage Energy Services, Inc., or Vantage Energy, we had no operating assets or revenue. For these historical periods, the issuer had no operations and, as a result, we have not presented any financial or operating data for the issuer. The below information represents the results of operations of parent and its consolidated subsidiaries. Following completion of the Transactions, a substantial portion of parent’s assets will be owned by, and a substantial portion of parent’s business will be done through, the issuer and its subsidiaries. The issuer will also receive the benefit of a guarantee from parent, a guarantee from the subsidiaries of the issuer and a guarantee from certain other subsidiaries of parent that are not subsidiaries of the issuer. P2020, the owner of the Aquamarine Driller, will not be a subsidiary of the issuer and will not guarantee or pledge assets to secure the notes. For more on the subsidiaries of parent that will not guarantee the notes, see “Business – Excluded Parent Subsidiaries.”

The information presented below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes thereto included elsewhere in this offering memorandum.

	Fiscal Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
	(audited)			(unaudited)
Statement of Operations Data:
Revenue	$—	$913	$111,493	$14,296	$58,250
Operating costs and expenses
Operating costs	—	5,365	66,228	5,640	30,659
General and administrative	937	9,334	15,690	3,436	4,475
Impairment and termination costs (1)	—	38,286	—	—	—
Depreciation	10	101	11,218	1,656	7,477

Total operating expenses	947	53,086	93,136	10,732	42,611

Operating income (loss)	(947)	(52,173)	18,357	3,564	15,639
Other income (expense)
Interest income	7,699	4,095	23	8	12
Interest expense	—	(56)	(8,178)	(748)	(7,985)
Other income	—	86	609	86	612

Total other income (expense)	7,699	4,125	(7,546)	(654)	(7,361)

Income (loss) before income taxes	6,752	(48,048)	10,811	2,910	8,278
Income tax provision (benefit)	2,299	(670)	1,972	552	2,315

Net income (loss)	$4,453	$(47,378)	$8,839	$2,358	$5,963

Other Financial Data:
EBITDA (2)	$(937)	$(51,986)	$30,184	$5,306	$23,728
Adjusted EBITDA (3)	(937)	(11,279)	35,214	6,448	25,254
Capital expenditures	122	384,172	337,444	17,685	11,934

EBITDA Reconciliation:
Net income (loss)	$4,453	$(47,378)	$8,839	$2,358	$5,963
Income tax provision (benefit)	2,299	(670)	1,972	552	2,315
Interest (income) expense	(7,699)	(4,039)	8,155	740	7,973
Depreciation	10	101	11,218	1,656	7,477

EBITDA (2)	(937)	(51,986)	30,184	5,306	23,728
Impairment and termination costs (1)	—	38,286	—	—	—
Share-based compensation expense	—	2,420	5,030	1,142	1,526

Adjusted EBITDA (3)	$(937)	$(11,279)	$35,214	$6,448	$25,254

(Dollars in thousands)

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As of March 31, 2010
Balance Sheet Data:
Cash and cash equivalents	$30,394
Restricted cash	38,051
Property and equipment, net	892,670
Total assets	1,174,989
Total debt	389,373
Total shareholders’ equity	746,075

(Dollars in thousands)

(1)	Includes $10.0 million termination fee related to the DragonQuest purchase option and write-off of the book value of this drillship when the purchase option was not exercised. Please see Note 3 to our audited consolidated financial statements for the year ended December 31, 2009.

(2)	We present EBITDA as net income (loss) before (i) provision (benefit) for income taxes, (ii) interest (income) expense and (iii) depreciation expense. EBITDA is a non-GAAP financial measure as defined under the rules of the SEC, and is intended as a supplemental measure of our performance. We believe this measure is commonly used by analysts and investors to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. For more information, see “Non-GAAP Financial Measures.”

(3)	Adjusted EBITDA represents EBITDA adjusted to exclude impairment and termination costs and share-based compensation expense. EBITDA and Adjusted EBITDA, which are non-GAAP financial measures as defined under the rules of the SEC, are not substitutes for net income, operating income or any other performance measure derived in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA are commonly used by analysts and investors to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. For more information, see “Non-GAAP Financial Measures.”

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